Exhibit 99.1

Ecoark Completes Acquisition of 440labs, Adding Leading Enterprise Cloud Solution Developer to its Portfolio

440labs CEO Scott Durgin Will Join Ecoark Subsidiary Zest Labs as Chief Technical Officer

Rogers, AR – May 24, 2017 – Ecoark Holdings, Inc. (“Ecoark”) (OTCQX: EARK), a diversified holding company, today announced that it has completed the acquisition of 440labs, a cloud and mobile software developer, to support its subsidiary, Zest Labs, adding to their leadership in increasing supply chain expertise in an all-stock transaction. The company also announced that 440labs CEO Scott Durgin will join Zest Labs as Chief Technical Officer.

With this acquisition, 440labs will become a wholly-owned subsidiary of Zest Labs. The company will provide development and runtime operations expertise to help expand the depth and breadth of Zest Fresh deployments. 440labs has been a key development partner of Zest Labs for more than four years, contributing its expertise in scalable enterprise cloud solutions and mobile applications.

“After years of collaboration, the acquisition of 440labs was an easy decision for our team as we continue to develop the Zest Fresh solution,” said Peter Mehring, CEO of Zest Labs. “Additionally, having Scott join our team as CTO will be invaluable, as he brings the necessary domain expertise to aid in increasing our supply chain efficiencies.”

At Zest Labs, 440lab’s leadership and engineering teams will augment the company’s development of modern, enterprise-scale solutions that connect to distributed IoT deployments. 440labs blends onshore/offshore resources to optimize development and provide extended runtime operations coverage, which is critical to broad-based deployments. The 440labs name, brands and office locations will not change as a result of the transaction.

“Our team is excited to officially be part of Zest Labs and further strengthen the Zest Fresh solution in the market through our technical expertise,” said Durgin. “Zest Labs is entering into an exciting stage of its growth and 440labs’ technology will help fuel the company as it continues on its successful trajectory.”

About Ecoark Holdings Inc.

Founded in 2011, Ecoark Holdings, Inc. is a diversified holding company focused on delivering long-term shareholder value. The company currently has three wholly-owned subsidiaries: Zest Labs, Pioneer Products and Magnolia Solar. For more information, please visit www.ecoarkusa.com, and follow us on Twitter and LinkedIn.

Forward Looking Statement

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: access to growth capital on favorable terms; adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contacts:

Investor Relations:

John Mills, Managing Partner

ICR, Inc.

646-277-1254

John.Mills@icrinc.com

Public Relations:

Keith Watson

fama PR

617-986-5001

ecoark@famapr.com